Exhibit 99.1

NUTRISYSTEM, INC. ANNOUNCES SECOND QUARTER RESULTS

Q2 REVENUES INCREASE 45% YEAR OVER YEAR

$2.7 MILLION OPERATING CASH FLOW IN FIRST HALF

Horsham, PA – July 28, 2004—(Business Wire) NutriSystem®, Inc. (AMEX: NSI - news), a leading provider of weight management products and services, today announced results for the second quarter ended June 30, 2004.

Second quarter revenues were $9,179,000, up 45% from $6,315,000 recorded in the same period of 2003. Operating income in the second quarter 2004 was $1,254,000, more than six times second quarter 2003 operating income of $196,000.

For the first half of 2004 revenues were $22,462,000, up 66% from $13,511,000 recorded in the first half of 2003. Operating income in the first half of 2004 was $2,493,000, a 170% improvement on the $923,000 operating income generated in the first half of 2003.

“This was another great quarter for NutriSystem, and we’re more confident than ever that the Company’s best years are ahead of it,” said NutriSystem Chairman and Chief Executive Officer, Mike Hagan. “The strong response to our new program, NutriSystem Nourish™, continued in the second quarter as more Americans discovered that it’s the easiest and fastest way to achieve their weight loss goals.”

NutriSystem reported second quarter 2004 net income of $758,000 ($0.02 per diluted share), as compared to net income of $2,098,000 ($0.08 per diluted share) for the second quarter of 2003. In the second quarter of 2003, NutriSystem removed a reserve on a deferred tax asset, which resulted in an income tax benefit of $1,887,000 ($.07 per diluted share). In the second quarter of 2004 the Company recorded a tax provision of $505,000. However, the Company does not anticipate paying federal or state income taxes due to a net operating loss carryforward that amounted to approximately $6 million on June 30, 2004.

NutriSystem generated operating cash flow of $2,681,000 in the first half of 2004 and had $5,547,000 in cash and cash equivalents at June 30, 2004. NutriSystem has no bank debt.

“In the second quarter we continued to show significant year-over-year improvements in operating results,” noted James D. Brown, Chief Financial Officer. “In the Direct to consumer channel, revenues increased by 83% and we added about 9,500 new customers in the quarter, a better than 50% increase, up from about 6,000 in the same quarter last year. Although we again made significant marketing investments to maintain our growth rate, we were able to do so while still generating a 13.7% operating profit margin in the quarter. These results demonstrate the value of our program to dieters and our continuing ability to acquire customers profitably.”

Third Quarter 2004 Outlook

Although the third quarter has historically been a slow season, the Company anticipates revenues for the third quarter of 2004 to be in the range of $6.6 million to $7.1 million, representing a 35% to 45% increase over revenues in the third quarter of 2003. The Company expects to report a third quarter operating loss of no more than $300,000, as compared to an operating loss of $369,000 in the same period last year.

Hagan concluded, “We continue to focus this company on growth, and the third quarter will be no different. In this quarter, we plan to incur a disproportionate amount of our marketing costs in September, with the expectation that much of the revenues from customers acquired in September will spill over into the fourth quarter.”

Registration Statement

The Company also announced plans to file a shelf registration statement on Form S-3 to register for resale certain of the shares of common stock purchased in the change of control transaction that occurred on December 20, 2002. Shares owned by Michael J. Hagan and President and Chief Operating Officer George Jankovic, will not be registered. Approximately 12 million shares will be registered under the shelf registration statement.

“The Company has decided to register these shares to accelerate the orderly resolution of the NutriSystem stock “overhang” issue,” said Brown. “Under Rule 144 of the Securities Act of 1933, most of these shares will become eligible for resale without restriction in the relatively illiquid open market on December 20, 2004. Based on discussions with brokers, institutional investors and others, we believe this prospect may be having a negative effect on the share price and trading volume.

“We have heard from a number of institutional small cap investors who have expressed an interest in NutriSystem,” continued Brown. “They have indicated that they look for block transactions in order to accumulate positions meaningful to their funds. We believe there is an opportunity to alleviate investor concern about the overhang issue by registering shares at the present time that would otherwise become unrestricted in December, which could also facilitate the ability of institutional buyers to identify blocks of shares to purchase from existing shareholders who may wish to sell.”

Company to Host Investor Call

The Company will conduct an investor call at 5:00 PM Eastern time today. On the investor call, Michael J. Hagan, Chairman and Chief Executive Officer, George Jankovic, President and Chief Operating Officer, and James D. Brown, Chief Financial Officer will provide the investment community with additional commentary about the quarter and the Company’s outlook. A live webcast of the conference call will be available to the public in the investor relations section of the Company’s website (www.nutrisystem.com). Interested persons who wish to hear the webcast should go to the website a sufficient amount of time prior to its start to register and download and install any necessary audio software. Interested parties can also listen to the investor call by calling 800-299-7098 (617-801-9715 International). A replay of the webcast will be available for 30 days following the conclusion of the investor call on the Company’s website.

About NutriSystem, Inc.

Founded in 1972, NutriSystem is a leading provider of weight management products and services. The Company offers an at-home weight loss program based on portion-controlled, lower Glycemic Index prepared meals, weight loss plans, and private telephone and online support. For 30 years, NutriSystem has helped millions of people achieve their weight loss goals.

Forward-Looking Statement Disclaimer

This press release may contain forward-looking statements that are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements of future goals and similar statements reflecting other than historical facts constitute forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, which are described in NutriSystem, Inc.’s filings with the Securities and Exchange Commission. The actual results may differ materially from any forward-looking statements due to such risks and uncertainties. NutriSystem, Inc. undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

NUTRISYSTEM, INC. AND SUBSIDIARIES

CONSOLIDATED EARNINGS SUMMARY

(Unaudited, amounts in thousands, except per share data)

	Three Months Ended June 30		Six Months Ended June 30
	2004	2003	2004	2003
REVENUES	$9,179	$6,315	$22,462	$13,511

COSTS AND EXPENSES
Cost of revenues	5,201	4,000	12,760	8,526
Marketing	1,020	647	3,691	1,151
General and administrative	1,637	1,419	3,387	2,781
Depreciation and amortization	67	53	131	130

	7,925	6,119	19,969	12,588

Operating income	1,254	196	2,493	923
EQUITY IN LOSSES OF AFFILIATE	—	(1)	—	(91)
INTEREST INCOME, net	9	16	12	30

Income before income taxes	1,263	211	2,505	862
INCOME TAX PROVISION (BENEFIT)	505	(1,887)	1,002	(1,887)

Net income	$758	$2,098	$1,503	$2,749

BASIC INCOME PER SHARE	$0.03	$0.08	$0.05	$0.10

DILUTED INCOME PER SHARE	$0.02	$0.08	$0.05	$0.10

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	29,076	26,174	28,859	26,197
Diluted	31,875	26,632	31,985	26,737

The costs and expenses for the three and six months ended June 30, 2003 have been reclassified to conform to the current presentation.